Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-57355


                           PROSPECTUS SUPPLEMENT NO. 3
                       (to prospectus dated July 17, 1998)

                                3,267,564 Shares
                       First Industrial Realty Trust, Inc.
                                  Common Stock


     This prospectus supplement supplements information contained in the "Selling Stockholders" section of the prospectus dated July 17, 1998 relating to the potential offer and sale from time to time of up to 3,267,564 shares of common stock of First Industrial Realty Trust, Inc. by the selling stockholders. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus dated July 17, 1998, including any supplements or amendments to such prospectus.

     The table below reflects the following transactions:

     o the transfer by Donald C. Thompson, who is no longer a selling stockholder, of 38,524 units to Donald C. Thompson Revocable Family Trust u/a/d 12/31/98;

     o the transfer by Kolpack MD Pension, which is no longer a selling stockholder, of 994 units to Marvin W. Kolpack IRA Rollover; and

     o the transfer by Fred Wilson, who is no longer a selling stockholder, of 35,787 units to Wilson Management Company, LLC.

                                            Number of Shares and Units Owned              Number of Shares
Name                                              Before the Offering                      Offered Hereby
----                                              -------------------                      --------------

Marvin W. Kolpack IRA Rollover                              0                                    994(1)


Wilson Management Company, LLC                              0                                 35,787(5)


Donald C. Thompson
Revocable Family Trust
u/a/d 12/31/98                                           39,243                               38,524(6)


            The date of this prospectus supplement is April 20, 2000.